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                                                                     EXHIBIT 2.2

                               ARTICLES OF MERGER

I.       SURVIVING ENTITY

         The name of the entity surviving the merger is Unitrend, Inc., a Nevada Corporation.

II.      MERGING ENTITIES

         Unitrend, Inc., an Ohio Corporation, will merger into Unitrend, Inc., a Nevada Corporation.

III.     MERGER AGREEMENT ON FILE

         Anyone eligible to receive a copy of the agreement of merger may obtain one from:

         NAME                                                 ADDRESS
         Unitrend, Inc.                                       4665 W. Bancroft
                                                              Toledo, Ohio 43615

IV.      EFFECTIVE DATE OF MERGER

         This merger is to be effective on the date of the filing of the Articles of Merger with the Secretary of State of Nevada.

V.       MERGER AUTHORIZED

         This merger has been authorized by the unanimous consent of the shareholders of both constituent entities.


                  The undersigned constituent entities have caused this certificate of merger to be signed by its duly authorized officers on the date(s) stated below.

Unitrend, Inc. (an Ohio Corporation)              Unitrend, Inc.
                                                  (an Nevada Corporation)


By: /s/ Conrad A.H. Jelinger                      By: /s/ Eric Jelinger
        Conrad A.H. Jelinger                              Eric Jelinger
        President                                         Vice President


Date: July 1, 1999